EXHIBIT 10.4

AMENDMENT TO
EMPLOYMENT AGREEMENT

WHEREAS, Flagstar Bancorp, Inc., a Michigan corporation maintaining offices at 5151 Corporate Drive, Troy, Michigan 48098 (the "Company"), Flagstar Bank, FSB, a federally chartered savings bank maintaining offices at 5151 Corporate Drive, Troy Michigan (the "Bank" and together with the Company, "Flagstar"), and Alessandro DiNello (the "Executive") entered into an Employment Agreement, dated May 16, 2013 (the "Agreement");

WHEREAS, Section 3.01 of the Agreement provides that the Agreement may be amended by written agreement signed by Flagstar and the Executive; and

WHEREAS, Flagstar and the Executive have agreed to amend the Agreement to restate certain provisions of the Agreement;

NOW THEREFORE, in consideration the Executive’s continued employment with the Bank and for other good and valuable consideration, the receipt of which is hereby acknowledged, effective as of October 22, 2015 (the "Effective Date"), Section 1.05 of the Agreement is amended and restated in its entirety to read as follows:

1.05    Compensation.

(a)
Base Salary. During the Term, and continuing until January 1, 2016, the Bank shall pay to Executive a gross annualized base salary of $895,000 (the "Base Salary"), payable monthly or more frequently in accordance with the Bank’s payroll policy for its other executives. During the portion of the Term commencing on January 1, 2016, the Bank shall pay to Executive a gross annualized base salary of $1,000,000 (which shall become the Base Salary hereunder), payable monthly or more frequently in accordance with the Bank’s payroll policy for its other executives. During the Term, the Base Salary shall be reviewed for increase (but not decrease) at the discretion of the Board annually during the Term, subject to regulatory review, as applicable and, if increased, such increased amount shall become the Base Salary for purposes of this Agreement.

(b)
Share Salary. During the Term, and continuing until December 31, 2015, the Company shall pay to Executive a gross annual share salary of $600,000, pro-rated for any partial calendar year during the Term (which proration period for 2013 shall begin on the Effective Date) and payable, at the time that base salary is payable to Executive, in grants of unrestricted shares of the Common Stock of the Company (the "Common Stock") pursuant to the Company’s 2006 Equity Incentive Plan, having a Fair Market Value on the date of grant equal to the pro rata portion of the share salary payable on each such pay date (the "Share Salary"). For purposes of this Agreement, "Fair Market Value" shall mean, as of any specified date, the closing price of the Common Stock as reported in the Wall Street Journal’s New York Stock Exchange ("NYSE") - Composite Transactions listing for such day (corrected for obvious typographical errors), or if the shares are listed for trading on the NYSE but no closing price is reported in such listing for such day, then the last reported closing price for such shares on the NYSE, or if such shares are not listed or traded on the NYSE, the closing sales price on any national securities exchange on which the Common Stock is traded, or if the Common Stock is not traded on any national securities exchange, then the mean of the reported high and low sales prices for such shares in the over-the-counter market, as reported by the OTC Bulletin Board or the OTC Markets Group, Inc., or in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Board. The Board may, but shall have no obligation to, engage one or more appraisers in making its determination of Fair Market Value, and the Fair Market Value as determined by the Board may be higher or lower than any such appraisal. In making its determination of Fair Market Value, the Board shall comply with Section 409A (as defined below), to the extent applicable, and the applicable Internal Revenue Service and Treasury Department regulations thereunder.

(c)
Annual Incentive Awards. During the Term commencing with the Company’s 2016 fiscal year, Executive shall be eligible to receive annual incentive awards ("Annual Incentives") for each fiscal year during the Term with a target level of 100% of Base Salary based upon performance targets for the Company’s fiscal year, payable in cash as soon as practicable following the conclusion of that fiscal year, in accordance with the terms and conditions of the Company’s annual incentive program(s) as adopted from time to time by the Compensation Committee of the Board (the "Committee").

(d)	Equity-Based Awards.

(1)
Bonus Shares. The Company shall grant to Executive within sixty (60) days after the end of each calendar year during the Term a number of shares of restricted Common Stock having a Fair Market Value of $600,000 (the "Bonus Shares") (pro-rated for any partial calendar year during the Term, which proration period for 2013 shall begin on the Effective Date), with the Fair Market Value of such shares determined on the date of grant. Any such granted restricted shares shall vest (as determined by the Board, or a committee thereof designated to make such a determination, in its sole discretion) in accordance with performance goals (which performance goals shall be determined by the Board or such committee after consultation with Executive and shall be reasonably achievable without excessive risk taking in the context of Flagstar’s business plan approved by the Board or such committee after consultation with Executive). The Bonus Shares shall be reviewed for increase or decrease (but not below $600,000) at the discretion of the Board annually during the Term, and, if increased or decreased, such increased amount shall become the "Discretionary Share" for purposes of this Agreement.

(2)
ExLTIP. Executive has been granted a one-time, long-term equity-based incentive award ("ExLTIP"). The ExLTIP award, granted as of the date hereof, consists of 642,857 Restricted Stock Units ("RSUs") that vest upon the achievement of a specified performance goal. If the performance goal is attained, the RSUs shall be paid out in five installments, subject to a quality review prior to each payment with respect to a portion of the RSUs. The forms, vesting, payout schedule (including the performance goal) and other terms and conditions of the ExLTIP are subject to the terms and conditions of the award agreement evidencing the ExLTIP award (a copy of which is attached hereto), and are further governed by the terms, and subject to shareholder approval, of the 2016 Stock and Incentive Plan and the authorized shares thereunder (the "Plan"). If the Plan is not approved at the 2016 annual meeting of shareholders, this provision and the ExLTIP award (if made prior to such meeting) shall be null and void; provided, however, that the Company shall use its reasonable best efforts to cause the Plan to be approved.

(3)
LTIP. In the event that the Performance Hurdle (as defined in the ExLTIP) is met, Executive shall no longer be entitled to receive Bonus Shares (other than a pro rata award with respect to the portion of the fiscal year that elapsed before the Performance Hurdle was met), but shall then become eligible to receive an annual long-term equity-based award ("LTIP") with a target level of 100% of Base Salary. The forms, vesting schedules (including any performance goals) and other terms and conditions of the LTIP shall be determined by the Committee in accordance with the applicable long-term incentive program, as in effect from time to time, and shall further be subject to the terms and conditions of the award agreements evidencing the LTIP awards. Equity-based awards made in connection with the LTIP shall be granted under the Flagstar Bancorp, Inc. 2006 Equity Incentive Plan or any successor plan thereto.

(e)
Business Expenses. The Bank shall promptly pay directly, or shall reimburse Executive for, all business expenses, including but not limited to expenses for travel and entertainment, paid or incurred by Executive during the Term that are reasonable and appropriate to the conduct by Executive of Flagstar’s business, subject to Executive’s providing reasonable substantiation of such expenses to Flagstar in accordance with the Bank’s policies.

(f)
Legal Expenses. The Bank shall pay the reasonable legal fees and expenses incurred by Executive in negotiating this Agreement and any amendment hereto; provided that the Executive submits a written request for such payment with reasonably detailed supporting documentation to the Bank’s Human Resources Department no later than sixty (60) days after the Effective Date and the effective date of any amendment. The Bank shall make the payment required by the immediately preceding sentence within thirty (30) days after the Executive’s submits such written request."

Except as set forth above, the Agreement shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF Flagstar and the Executive have caused this amendment to be executed by its duly authorized officers as of the Effective Date.

FLAGSTAR BANK, FSB

By:    _______________________________
Name:
Title

FLAGSTAR BANCORP, INC.

By:    _______________________________
Name:
Title

EXECUTIVE:

___________________________________
Alessandro DiNello